EX-99.(p)(33)

AXIOM INTERNATIONAL INVESTORS LLC

CODE OF ETHICS

INTRODUCTION

This Code of Ethics (the “Code”) is based on the principle that you, as officers and employees of Axiom International Investors LLC (“Axiom”), owe a fiduciary duty to, among others, the Clients (as defined herein) of Axiom. Axiom is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and as such, Axiom and its employees are subject to the requirements of the Advisers Act with respect to Axiom’s clients. The purpose of this Code is to provide procedures consistent with the requirements of Rule 17j-1 (“Rule 17j-1”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 204A-1 under the Advisers Act.

The Code applies to all employees, members, managers, and officers (collectively, “employees”) of Axiom. Axiom shall provide a copy of this Code (and any subsequent amendments) to every employee. Employees must avoid activities, interests and relationships that might interfere with making decisions in the best interests of Clients. As required by Rule 204A-1, employees must comply with all applicable federal securities laws, including the 1940 Act, the Advisers Act, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, and rules adopted by the Securities and Exchange Commission (“SEC”) under any of the foregoing, the Bank Secrecy Act as it applies to mutual funds and investment advisers, and any related rules adopted by the SEC or the Department of the Treasury, as well as all other policies of Axiom and all other laws relating to Axiom and its business. As used in this Code, all references to “you” shall mean all employees of Axiom.

As a general principle, it is imperative to avoid any situation that might compromise, or call into question, the exercise of fully independent judgment by employees in the interests of our Clients. As fiduciaries, employees must at all times:

1. Place the interests of Clients first. In other words, as a fiduciary you must avoid serving your own personal interests ahead of the interests of our Clients.

2. Conduct all personal securities transactions in full compliance with this Code. Personal securities transactions should comply with both the letter and spirit of the Code.

3. Avoid taking inappropriate advantage of your position or take actions that could otherwise call into question the exercise of your independent judgment.

Definitions

For purposes of this Code, the following definitions apply:

“Automatic Investment Plan” is a program in which regular purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership” means having or sharing the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities. For purposes of this Code, an officer or employee will be deemed to have a “Beneficial Ownership” interest in securities held in any account maintained by or for: 1) any member of an officer’s or employee’s Immediate Family sharing the same household; 2) any individuals who live in the officers’ or employees’ household and over whose purchases, sales or trading activities the officer or employee exercises control or investment discretion; 3) any persons for whom the officer or employee provides financial support and either (a) whose financial affairs the officer or employee controls, or (b) for whom the officer or employee provides discretionary advisory services with respect to such person’s ownership of securities; (4) any trust or other arrangement which names the officer or employee as a beneficiary remainderman; and (5) any partnership, corporation or other entity in which the officer or employee has a 25% or greater beneficial interest, or in which the officer or employee exercises, either individually or together with others, effective Control.

“Chief Compliance Officer” shall mean the chief compliance officer of Axiom for purposes of Rule 206(4)-7 of the Advisers Act, currently, Denise M. Zambardi.

“Client” means any client of Axiom, including any private investment fund for which Axiom acts as general partner, manager or investment adviser.

“Control” shall have the meaning set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with the company.

“ETF” means all exchange traded funds available in the United States and any equivalent securities available in non-US jurisdictions.

“Exempt Security” means any: (1) direct obligation of the Government of the United States, including all state and municipal obligations; (2) bankers’ acceptance, bank certificate of deposit, commercial paper, bank repurchase agreement and other high quality short-term debt instrument; (3) shares issued by registered open-end mutual funds (including money-market funds) and unit investment trusts, in each case provided they are not Reportable Funds or ETFs (as defined herein); and (4) Securities in an account over which you do not have any direct or indirect influence or Control (note that there is a presumption that you can exert some measure of influence or control over accounts held by members of your immediate family sharing the same household, but this presumption may be rebutted by convincing evidence acceptable to the Chief Compliance Officer in accordance with this Code).

“Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, son-in-law, brother-in-law, sister-in-law, and includes any adoptive relationship.

“ComplySci” means ComplySci Platform, a web-based compliance software used by Axiom.

“Reportable Fund” is any investment company registered under the 1940 Act for which Axiom serves as an investment adviser or sub-adviser or any registered investment company whose investment adviser or principal underwriter controls, is controlled by or is under common control with Axiom. A list of all Reportable Funds is maintained by the Chief Compliance Officer.

“Security” means any note, stock, treasury stock, share of any Reportable Fund, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put call, straddle, option, future, swap, derivative contract or other financial instrument or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing. For the avoidance of doubt, the term “Security” as used in this Code includes all ETFs.

“Third Party Managed Account” is an account in which an Axiom employee has Beneficial Ownership and as to which (i) pursuant to an agreement and in actual practice, an investment adviser or broker (who is not an employee or affiliate of Axiom) has full discretionary authority to purchase and sell Securities without prior notification to, discussion with or consent of the accountholder or his/her representatives (including the Axiom employee); and (ii) with respect to which communications with the adviser or broker are limited to confirmations and account statements, fee discussions, and other communications and discussions that do not relate to purchases or sales of specific Securities.

TRADING AND OTHER RESTRICTIONS

Pre-clearance Procedure

Required Pre-clearance. Generally, you may not engage, or permit any other person or entity to engage, in any purchase or sale of a Security in which you have, or by reason of the transaction will acquire, Beneficial Ownership (as defined above) unless you submit a pre-clearance request via ComplySci and receive a response approving the requested transaction. Pre-clearance is required for all Securities transactions unless an exception is specifically identified in this Code. Examples of transactions that require pre-clearance include:

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Securities transactions within full service or discount brokerage accounts, self-directed IRAs, 401(k) plan brokerage windows and any other other trading or investment accounts unless the assets involved are specifically exempt under this Code;

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Securities transactions within advisory accounts managed by a financial advisor or broker who has investment discretion but to whom you directly or indirectly suggest transactions in specific Securities.

•	Investments in private placements or IPOs, whether offered within the United States or internationally (as further described below).

*Exceptions to Preclearance Requirement. A pre-clearance request is not required with respect to the following transactions:

•	Any transaction in Exempt Securities;

•	Any transaction in U.S. closed-end or open-end registered investment companies or ETFs

•	Any transaction in publicly traded corporate bonds;

•	Automated purchases or sales within an employee stock purchase plan (ESPP) established by the employer of a spouse or other Immediate Family member;

•	Any transaction in Securities within a Third Party Managed Account where you have given full investment discretion and provided an annual Certification to the CCO (as described below); and

•	Any purchase of Securities pursuant to an Automatic Investment Plan, provided that you comply with the Automatic Investment Plan Protocol (as defined below);

“Automatic Investment Plan Protocol” refers to the following conditions which must be satisfied on a continuing basis to permit your participation in an Automatic Investment Plan: 1) prior to the first purchase of Securities pursuant to an Automatic Investment Plan, submit to Compliance copies of the documents provided to you by your financial advisor or brokerage firm describing the terms, conditions, trading frequency, and the number and name of the Securities to be purchased by means of the Automatic Investment Plan (if no such documents exist, prepare and submit a description of the Automatic Investment Plan, describing the terms, conditions, trading frequency, and the number and name and ticker symbol of the Securities to be purchased); 2) prior to any trading conducted pursuant to a change in the Automatic Investment Plan, submit a detailed description of the changes in the conditions, trading frequency, and Securities to be purchased; and 3) promptly notify Compliance upon any termination of the Automatic Investment Plan. In each case, all trading and transaction reports shall be submitted in the ordinary course via ComplySci or, if your brokerage account does not support ComplySci, by e-mailing such documents to compliancegroup@axiom-investors.com.

Special Requirements for Third Party Managed Accounts. To rely on the pre-clearance exemption for a Third Party Managed Account an employee must annually (i) submit a Certification to the Chief Compliance Officer via ComplySci or via hard copy certification form and (ii) ensure that the accountholder and his/her representatives (including the employee) do not directly or indirectly suggest transactions in specific Securities to the adviser or broker, or otherwise exercise any discretion over account transactions. If the accountholder or his/her representatives engage in discussions of specific investments in Securities the account will no longer qualify as a Third Party Managed Account.

Pre-Clearance - Standing Restrictions. Pre-clearance requests will not be granted for proposed purchases or sales of Securities in the following circumstances:

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Blackout Period. Pre-clearance requests for trading in a Security will not be approved if (i) any Client account has transacted in that Security on the two prior trading days; or (ii) there is a pending buy or sell order in the same Security on behalf a Client at the time the request is reviewed.

•

Active Consideration: Pre-clearance requests will also not be approved if the Chief Compliance Officer determines that the Security is currently being actively considered for imminent purchase or sale in a Client account (even if there are no pending buy or sell orders in the same Security on behalf a Client at the time the request is being reviewed.)

•	Trading Delay: Any pre-cleared purchase or sale must be executed on the same day that approval is granted. A delay in trade timing requires submission of a new pre-clearance request.

CCO-Approved Alternative Pre-Clearance. Axiom acknowledges that in rare and limited circumstances, the specific processes, restrictions and requirements of the preclearance procedures established above and elsewhere in this Code (including the use of the ComplySci software) may be impractical or otherwise unnecessary with respect to investment in Securities made by Axiom personnel. Accordingly, the Chief Compliance Officer may, on a case-by-case basis and in his or her discretion, implement alternative preclearance, reporting and recordkeeping procedures. All such alternative pre-clearance procedures and related records shall be documented in writing and maintained by the Chief Compliance Officer consistent with the Company’s records retention policy.

Initial Public Offerings

You may not acquire Beneficial Ownership of any Security in an initial public offering (IPO), other than Exempt Securities, unless approval has been received from the Chief Compliance Officer.

Purpose/Factors for Preclearance

•

A primary purpose requiring preclearance of IPO investments is to prevent an Axiom employee from investing in IPO Securities in circumstances that could disadvantage Axiom or its Clients (for example, if the investment opportunity should be reserved for Axiom Clients.) An additional goal is to prevent employees from being subject to efforts to curry favor by those who seek to do business with Axiom.

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Factors taken into account by the Chief Compliance Officer when considering approval will include: (i) whether or not the proposed IPO investment relates directly or indirectly to existing or potential investments made in Client accounts; (ii) whether or not individuals involved in the IPO (including the issuers, broker, underwriter, placement agent, promoter, fellow investors and affiliates of the foregoing) have prior or existing business relationships with Axiom; and (iii) whether the employee believes that the such individuals involved in the IPO may expect to have a future business relationship with Axiom.

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Although Axiom is not directly subject to FINRA Rules governing IPOs, employees should be aware that FINRA Rules 5130 and Rule 5131 establish restrictions on IPOs of equity securities (“new issues”) that limit the ability of “restricted persons” to acquire a beneficial interest in the “new issue,” unless certain exceptions apply (including a 10% de minimis exemption). Principals and portfolio managers of investment advisory firms like Axiom are typically considered “restricted persons” and will generally be asked to respond to questions regarding their status under these FINRA rules.

Private Placements

You may not acquire Beneficial Ownership of any Securities (other than Exempt Securities or Securities acquired pursuant to an Automatic Investment Plan) in a private placement, unless approval has been received from the Chief Compliance Officer.

Purpose/Factors for Preclearance

•

A primary purpose requiring preclearance of transactions in private placements is to prevent an Axiom employee from investing in private placement Securities in circumstances that could disadvantage Axiom or its Clients (for example, if the investment opportunity should be reserved for Axiom Clients.) An additional goal is to prevent employees from being subject to efforts to curry favor by those who seek to do business with Axiom.

•

Factors taken into account by the Chief Compliance Officer when considering approval will include: (i) whether or not the proposed investment relates directly or indirectly to existing or potential investments made in Client accounts; (ii) whether or not individuals involved in the offering (including the issuers, broker, underwriter, placement agent, promoter, fellow investors and affiliates of the foregoing) have prior or existing business relationships with Axiom; and (iii) whether the employee believes that the such individuals involved in the offering may expect to have a future business relationship with Axiom.

Use of Broker-Dealer for Transactions

You may not engage, and you may not permit any other persons or entity to engage in any purchase or sale of a publicly traded Security (other than Exempt Securities or Securities acquired pursuant to gift or inheritance or an Automatic Investment Plan) of which you have, or by reason of the transaction will acquire, Beneficial Ownership, except through a registered broker- dealer.

Additionally, unless otherwise approved by Compliance each new broker-dealer through which you purchase or sell Securities must participate in ComplySci’s live information feed program and must be set up to automatically send transaction data to Axiom. If you would be materially harmed by moving your trading activity from a broker-dealer that does not participate in ComplySci’s live information feed program to a broker-dealer that does participate in ComplySci’s live information feed program, the Chief Compliance Officer may waive such requirement.

Reporting Requirements; Review

Applicability of Reporting Requirements. Generally, all Securities are subject to the reporting requirements under the Code except Exempt Securities. The term “Exempt Securities” is defined on page 2 of this Code, and includes the following:

•	Direct obligations of the Government of the United States or other sovereign entity, including all state, provincial, and municipal obligations;

•	Bankers’ acceptance, bank certificate of deposit, commercial paper, bank repurchase agreement and other high quality short-term debt instrument;

•	Shares issued by registered open-end mutual funds and unit investment trusts that are not ETFs and not Reportable Funds; and

•	Any Securities acquired in an account over which you do not have any direct or indirect influence or Control.

Initial Holdings Reports. Within ten (10) calendar days of becoming an employee of Axiom you must file a report, which must be current as of a date no more than forty-five (45) calendar days prior to the date the report was submitted, with Axiom that lists the following information:

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List of Broker-Dealers and Banks. The name of each broker, dealer or bank with whom you maintained an account in which you held direct or indirect Beneficial Ownership of any Securities (including Exempt Securities) as of the date of your employment with Axiom; and

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Identifying Details of Securities. The title, number of shares and principal amount of each Security (other than an Exempt Security) which you had any direct or indirect Beneficial Ownership when you became an employee.

Annual Holdings Reports. Within thirty (30) calendar days after the end of a calendar year, you must file a report, which must be current as of a date no more than forty-five (45) calendar days prior to the date the report was submitted, with Axiom that lists the following information:

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List of Broker-Dealers and Banks. The name of each broker, dealer or bank with whom you maintained an account in which you held direct or indirect Beneficial Ownership of any Securities (including Exempt Securities) as of the end of the calendar year; and

•

Identifying Details of Securities. The title, number of shares and principal amount of each Security (other than an Exempt Security) in which the you had any direct or indirect Beneficial Ownership as of the end of the calendar year (your final brokerage statement for the year can be accepted for this requirement, granted it contains all of the appropriate details).

In lieu of providing an Annual Holdings Report, you may provide to Axiom, within thirty (30) calendar days after the end of a calendar year, account statements for the period ending December 31, for each brokerage account in which you held a direct or indirect Beneficial Ownership of any Securities (including Exempt Securities). Brokerage accounts that participate in ComplySci’s live information feed program and have been set up to automatically send transaction data to Axiom, are deemed to meet this requirement.

Quarterly Transaction Reports. You must cause each broker-dealer who maintains an account for any Securities (other than an account containing only Exempt Securities or through which you engage only in purchases pursuant to an Automatic Investment Plan) in which you have Beneficial Ownership to provide Axiom with quarterly broker-dealer statements listing all transactions in Securities (other than Exempt Securities or Securities acquired pursuant to an Automatic Investment Plan) during the quarter. If your brokerage account participates in ComplySci’s live information feed program and has been set up to automatically send transaction data to Axiom then this requirement is deemed to be satisfied. These statements must include the following information:

•	Effecting Broker-Dealer or Bank. The name of the broker, dealer or bank through which the transaction was effected;

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Identifying Details of Securities and Transactions. The date of the transaction, the title, exchange ticker symbol or CUSIP number, interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved, the nature of the transaction (i.e., purchase, sale, etc.) and the price of the Security at which the transaction was effected; and

You must provide these statements within thirty (30) calendar days after the end of the quarter. These statements should be sent directly by such broker-dealer to the Chief Compliance Officer or the Compliance Manager.

In addition, with respect to accounts established during the quarter in which Securities in which you have Beneficial Ownership were held during the quarter, you must provide the name of each broker, dealer or bank with whom you established the account, and the date the account was established (other than an account containing only Exempt Securities or through which you engage only in purchases pursuant to an Automatic Investment Plan).

COMPLIANCE

Chief Compliance Officer

The Chief Compliance Officer or such other person as may be designated by Andrew Jacobson will have primary responsibility for enforcing the Code, including review of personal securities transaction reports required under the Code. The review shall include an assessment of whether the employee has adhered to the Code, including required pre-clearance procedures, but should also compare the trading to any restricted lists (if applicable); assess whether the employee is trading for his or her own account in the same securities he or she is trading for Clients, and if so whether the Clients are receiving terms as favorable as those received by the employee; periodically analyze the employee’s trading for patterns that may indicate potential abuse, including short-term trading activity; investigate any substantial disparities between the performance achieved for the employee’s accounts and the performance achieved by the employee’s Client accounts; and investigate any substantial disparities between the percentage of trades that are profitable when the employee trades for his or her own account and the percentage that are profitable when he or she places trades for Clients.

Edward Azimi, the Chief Operating Officer, shall have responsibility for these review requirements with respect to personal securities transactions of the Chief Compliance Officer.

The Chief Compliance Officer will be responsible for providing periodic training to employees of Axiom regarding the principles and procedures of the Code and is available to answer questions or supply information related to the Code.

Certificate of Compliance

You are required to certify upon commencement of your employment and annually thereafter, that you have received a copy of the Code and all amendments thereto and have read and understand this Code and recognize that you are subject to it, which includes an obligation to comply with this Code, other policies of Axiom and federal securities laws and other laws relating to Axiom and its business. Each annual certificate will also state that you have complied with the requirements of this Code, other policies of Axiom and federal securities laws and other laws relating to Axiom and its business during the prior year, and that you have disclosed, reported, or caused to be reported all transactions during the prior year in Securities (other than Exempt Securities) of which you had or acquired Beneficial Ownership and all violations or suspected violations (by you or any other person) of this Code, other policies of Axiom and federal securities laws and other laws relating to Axiom and its business. You must also certify annually that your most recent broker-dealer statements are complete and accurate as to your holdings pursuant to the reporting requirements under the Code. A certification of accounts will be electronically distributed via ComplySci with the Code.

Reporting Violations

Employees must promptly report to the Chief Compliance Officer all actual or suspected violations of this Code, of other policies of Axiom and of federal securities laws or other laws relating to Axiom and its business. If you do not receive a reasonably prompt and satisfactory response from the Chief Compliance Officer (or if you need to report a violation or suspected violation effected by the Chief Compliance Officer), you must report the violation or suspected violation to the Chief Operating Officer.

Remedial Actions

If you violate this Code, other policies of Axiom and of federal securities laws or other laws relating to Axiom and its business, you are subject to various possible penalties to be imposed by Axiom, which may include, but are not limited to, disgorgement of profits, imposition of substantial fines, demotion, suspension or termination.

Recordkeeping Requirements

The following shall be maintained in Axiom’s offices for a five (5) year period in an easily accessible place:

A.	The Code as currently in effect and each code of ethics in effect at any time in the prior five years;

B.

Each record of a violation of the Code and any action taken as a result of such violation, each such record to be maintained for at least five years after the end of the fiscal year in which such violation occurs;

C.

Each report filed in accordance with the Code and all related documentation including duplicate confirmations and periodic statements, each such report and all related information to be maintained for at least five years after the end of the fiscal year in which the report is made or the information provided;

D.	A list of all persons who are currently, or have within the past five years, been required to report personal securities transactions in accordance with the Code;

E.	A list of the names of each person designated from time to time by Axiom to receive and review reports of purchases and sales of Securities and to otherwise administer the Code;

F.

Each pre-clearance request and any pre-clearance authorization and a record of the reasons supporting each such authorization, any such request and authorization to be maintained for at least five years after the end of the fiscal year in which such authorization was granted; and

G.

A record of any request for an exemption to requirements imposed pursuant to the Code and a record of any decision to grant an exemption along with the reasons supporting the decision, each such record to be maintained for at least five years after the end of the fiscal year in which such exemption was granted.

Updated: November 2020

Axiom International Investors LLC

Code of Ethics and Compliance Program

Initial Employment and Annual

Certificate of Compliance

I,                                     , certify that I have received a copy of the Code of Ethics and all amendments thereto (the “Code of Ethics”), and have read and have full understanding of the Code of Ethics. I hereby certify that I will comply and have complied during the past year with the Code of Ethics, all other policies of Axiom and all federal securities laws and other laws relating to Axiom and its business. In furtherance of my obligation to comply with the Code of Ethics, I have reported to the Chief Compliance Officer all actual or suspected violations known to me of this Code, of other policies of Axiom and of federal securities laws or other laws relating to Axiom and its business.

In furtherance of my obligation to comply with Axiom’s compliance program and Code of Ethics, I have arranged to have the required broker-dealer statements sent directly (via paper statements or electronic feed to ComplySci) to the Chief Compliance Officer or the Compliance Manager of Axiom and that the latest statement(s) from the date below is (are) complete and accurate as to my holdings that are required to be reported under the Code of Ethics.

I also certify that my account list in ComplySci, or alternatively, all accounts as submitted via my hard copy Brokerage Accounts Certification form, is a list of all of the accounts with any broker, dealer, bank or similar entity that maintains an account for any Securities in which I have Beneficial Ownership including any Third Party Managed Account (as such capitalized terms are defined in the Code of Ethics).

Signed	Dated